Exhibit 99.1

Worthington Announces Succession Plan For President & COO
Steel Processing President Also Announced

Columbus, OH, April 26, 2012 – Worthington Industries, Inc. (WOR: NYSE) announced today that Mark A. Russell will become the next president and chief operating officer of the Company, effective Aug. 1, 2012, replacing George P. Stoe who is stepping down into a semi-retirement role.  Geoff G. Gilmore will replace Russell becoming the next president of Worthington Steel also on Aug. 1.

“George has made significant contributions to the Company in his roles as president of our Cylinders business and in his current position, and we will continue to benefit from his leadership, as he transitions from day-to-day to special projects,” said Chairman and CEO John McConnell.  Stoe is 66 years old.

“As president, Mark will be able to apply his leadership and experience across all of our businesses. He has done an excellent job leading our largest business segment through the greatest downturn in our history.  His reshaping of our Steel Processing business has produced great results from operations, sales and inventory management,” said McConnell.  “He has also led the development and strategic direction of our Centers of Excellence as we continually find ways to improve across all of our businesses.”

Russell, 49, joined Worthington Steel in 2007 as president.  Early in his career he was an attorney and in 1994, he began his work in the aluminum industry holding several key leadership positions at Alumax, Inc., Alcoa, Inc. and in 2002 was named CEO of aluminum extruder Indalex, Inc.

“Geoff is a proven leader.  He has made a positive impact in all of his roles with the Company for nearly 14 years,” said McConnell.  “His experience and industry knowledge will serve us well as we continue to optimize and grow our Steel business.”

Gilmore, 40, began his career with Worthington Steel in 1998 as an inside sales representative.  He later became a sales territory manager and then commercial lead for all automotive sales.  In 2010, Gilmore was named general manager of the Company’s Delta, Ohio facility responsible for overseeing its manufacturing and sales operations.  In July 2011, he was named vice president of purchasing for Worthington Industries, responsible for all purchasing efforts across the Company including steel, commodity and OEM purchasing, logistics and outside processing.

About Worthington Industries
Worthington Industries is a leading diversified metals manufacturing company with 2011 fiscal year sales of $2.4 billion. The Columbus, Ohio based company is North America’s premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, scuba tanks, and compressed natural gas storage cylinders; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; framing systems for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings; laser welded blanks, and light gauge steel framing for commercial and residential construction.  Worthington employs approximately 9,500 people and operates 80 facilities in 12 countries.

Safe Harbor Statement
The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act").  Statements by the company which are not historical information constitute "forward looking statements" within the meaning of the Act.  All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected.  Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.